Exhibit 10.3

May 1, 2015

Mr. Thomas G. Mitchell

310 San Marco Drive

Fort Lauderdale, FL 33301

Dear Tom:

This letter agreement (the “Agreement”), which is effective on the Effective Date as defined below, confirms the terms, mutually agreed upon by you and Violin Memory, Inc. (the “Company”), of your transition of employment and eventual separation from the Company as a regular full-time employee. You and the Company agree as follows:

1.	Change of Control and Severance Agreement. The Change of Control and Severance Agreement between you and the Company, effective February 14, 2014, is terminated, effective immediately, and is of no further force or effect.

2.	Transition. You will remain employed by the Company until October 31, 2015 (the “Transition Period”). During the Transition Period, there will be no change in your current base annual compensation or health and welfare benefits, but you will not be eligible for any bonus payment, and your equity grants and awards will continue to vest in accordance with the terms and conditions of the grants and awards. During the Transition Period, you will provide such services as the Company reasonably may request in connection with the required transition to your successor as the Company’s Senior Vice President, Global Field Operations.

3.	Termination of Employment. On October 31, 2015, your employment by the Company will terminate (the “Termination Date”). If you elect to continue your present coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse you for your COBRA expenses for a period of six (6) months following the Separation Date, or through April, 2016, conditioned upon your providing to the Company an additional standard release of claims, in a form reasonably acceptable to the Company, and effective October 31, 2015.

4.	Exercise of Vested Stock Options. Following the Termination Date, you will have ninety (90) days during which you may exercise any vested stock options in accordance with the provisions of your stock option agreement(s) with the Company.

Thomas Mitchell

May 2015

5.	Payments on the Termination Date. On the Termination Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Termination Date, subject to all required payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

6.	Tax Matters. The Company will withhold required federal, state and local taxes from all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement, including but not limited to those imposed under Internal Revenue Code Section 409A.

7.	Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive, and are not owed or entitled to, any additional compensation, benefits or termination pay after the Termination Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you acknowledge and agree that you will be treated as a terminated employee effective on your Termination Date. This includes but is not limited to the 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

8.	Expense Reimbursement. You agree that, within ten (10) days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses in accordance with its regular expense reimbursement practices and procedures.

9.	Return of Company Property. When requested by the Company, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and all other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Termination Date that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery to contact the Company and make arrangements for returning the information.

10.	Post-Employment Restrictions. You acknowledge and agree that your Proprietary Information and Inventions Agreement with the Company, a copy of which is attached as Exhibit A, as amended below, remains in full force and effect including but not limited to your continuing obligations that prohibit your use or disclosure of any confidential or proprietary information of the Company and solicitation of Company employees and customers. You and the Company agree that, effective upon the

Thomas Mitchell

May 2015

Termination Date, the last sentence of Section 4.a.(i) of the PIIA is amended to read as follows: “Solicit means to (i) service, take orders from or solicit the business of or patronage of any Business Partner, which business or patronage relates to enterprise data storage, (see Exhibit B for a list of Companies considered, however not all inclusive), for myself or any other person or entity other than the Company, (ii) divert, entice or otherwise take away from the Company any enterprise data storage business or patronage of any Business Partner, or attempt to do so, or (iii) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.”

11.	Confidentiality. You agree to hold the facts of the existence of this Agreement and its provisions in the strictest confidence and that you will not be publicize or disclose that information in any manner whatsoever; provided, however, that you may disclose this Agreement confidence: (a) to your immediate family; (b) to your attorneys, accountants, tax preparers, and financial advisors; and (c) provided such disclosure is necessary to enforce its terms or as otherwise required by law. You agree not to disclose the existence or terms of this Agreement to any current or former Company employee.

12.	Mutual Non-disparagement. You agree not to disparage the Company, its officers, directors, employees or agents; provided, however, that statements which are made in good faith in response to any question, inquiry or request for information required by legal process shall not violate this paragraph. The Company agrees not disparage you in statements which are made in good faith in response to any question, inquiry or request for information required by legal process.

13.

Release of All Claims. Except as set forth in this section and as otherwise set forth in this Agreement, to the fullest extent permitted by applicable law, you hereby release, acquit and forever discharge the Company, and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker

Thomas Mitchell

May 2015

Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.); Massachusetts Fair Employment Practices Law; Pennsylvania Human Relations Act; New Hampshire Revised Statute Annotated 354-A, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company (the “Release”). To the extent permitted by law, you also agree never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

You and the Company acknowledge and agree that any claims which by law cannot be waived in a private agreement between an employer and employee are excluded from the Release. In addition, you and the Company acknowledge and agree that the Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or from participating in an EEOC or state agency investigation. You agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on your behalf arising out of or in connection with your employment by or separation from the Company.

14.	ADEA Waiver. You acknowledge and agree that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge and agree that the consideration provided for in this Agreement is sufficient consideration for the Release and is in addition to anything of value to which you were already entitled. You further acknowledge and agree that you have been advised by this section of the Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you waive your right to any legally required period of time from the date of this Agreement to execute this Agreement; (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (the “Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

Thomas Mitchell

May 2015

15.	No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

16.	Waiver. In agreeing to the Release, you acknowledge and agree that you understand that the Release includes a release of all claims known or unknown. In agreeing to the Release, which includes claims which may be unknown to you at present, you acknowledge and agree that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

17.	Acknowledgements and Representations. You acknowledge, agree and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Termination Date.

18.	Miscellaneous. This Agreement, including Exhibit A, as amended, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter; provided however, that the Indemnification Agreement between you and the Company remains in full force and effect. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, exclusive of conflicts of laws provisions.

Thomas Mitchell

May 2015

If this Agreement is acceptable to you, please sign below and return the original to Ms. Tracy Laboy, Senior Director, Global Human Resources, at Violin Memory, Inc., 4555 Great America Parkway, Suite 150, Santa Clara, CA 95054 ATTN: Ms. Tracy Laboy.

Sincerely,	Agreed and Accepted:

/s/ Gary Lloyd	/s/ Thomas G. Mitchell

Gary Lloyd	Thomas G. Mitchell
Vice President, General Counsel and
Secretary, Violin Memory, Inc.

Thomas Mitchell

May 2015

EXHIBIT A

Proprietary Information Agreement

Thomas Mitchell

May 2015

EXHIBIT B

Companies Considered to be Enterprise Storage Competitors

Dell	IBM
Direct Data Networks (DDN)	Microsoft Windows Azure
EMC	Nirvanix
Fujitsu	Rackspace
Hitachi Data Systems (HDS)	StorSimple
HP	Zetta
IBM	Solidfire
NetApp	Kaminario
NetGear	Nimbus
Nutanix	Tegile
Nimble	WD/HitachiGST
Oracle	Seagate
PureStorage	Fujitsu
SanDisk	Facebook
Tandberg Data	Huawei
Cisco (Whiptail)	Simplivity
X-IO	Dot Hill
ADrive Enterprise	Intel
Amazon Web Services	VMWare
Box.com	Egnyte
Google

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Effective as of the first day of my employment by the Company, the following confirms an agreement between me, the individual identified on the signature page to this Agreement, and Violin Memory, Inc., a Delaware corporation (the Company). This Agreement is a material part of the consideration for my employment and continued employment by the Company. In exchange for the foregoing, the parties agree as follows:

1. NO CONFLICTS. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. INVENTIONS.

a. Definitions. Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, architecture, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b. Assignment. To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of any use of the Company’s facilities or assets or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company); provided, however, that the foregoing shall not require me to assign any Invention if Cal. Lab. Code § 28701 prohibits such assignment. I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.

c. Assurances. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d. Other Inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of the assignment of Inventions under this Agreement, I have listed it on Appendix A. If (i) I use or disclose any Restricted Materials (including anything listed in Appendix A) when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

[1]	Cal. Lab. Code § 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer, (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

e. Moral Rights. To the fullest extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3. PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other business, technical and financial information, including the identity of and information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment that relate to the Company or the business or demonstrably anticipated business of the Company, or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not Include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4. RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).

a. Definitions. Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or to assist any third party to do so; provided, that the term Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment, Induce means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity other than the Company, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b. Acknowledgments. I acknowledge and agree that (i) the Company’s business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position will require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success.

c. As an Employee. During my employment with the Company, I will not, directly or indirectly (i) Induce any person to leave his or her employment with the Company (other than terminating subordinate employees in the course of my duties for the Company), (ii) Solicit any Business Partner or (iii) act in Any Capacity in or with respect to any commercial activity that directly competes or is reasonably likely to directly compete with any business which the Company conducts, or demonstrably anticipates conducting, at any time during my employment.

d. After Termination. For the period of 1 year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not, without the prior written consent of the Company, directly or indirectly (i) Induce any person to leave his or her employment with the Company or (ii) Solicit any Business Partner.

e. Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company’s interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5. EMPLOYMENT AT WILL. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6. SURVIVAL. I agree that any change or changes in my employment title, duties, compensation or equity interest after the signing of this Agreement shall not affect the validity of scope of this Agreement. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

7. GOVERNING LAW; REMEDIES. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

VIOLIN MEMORY, INC.		EMPLOYEE

By:	/s/ Mona Stefanik	/s/ Thomas G. Mitchell 2/14/2014
	Name: Mona Stefanik	Name: Thomas G. Mitchell
Title: Senior Human Resources Generalist

Appendix A

PRIOR MATTERS

None.